Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2009

SECOND QUARTER RESULTS

ATLANTA, Georgia (February 11, 2009) – SunLink Health Systems, Inc. (NYSE Alternext US: SSY) today announced earnings from continuing operations for its second fiscal quarter ended December 31, 2008 of $366,000, or $0.05 per fully diluted share, compared to earnings from continuing operations of $51,000, or $0.01 per fully diluted share, for the quarter ended December 31, 2007. For the six months ended December 31, 2008, SunLink reported a loss from continuing operations of $122,000, or a loss of $0.02 per fully diluted share, compared to earnings of $494,000, or $0.06 per fully diluted share, for the comparable period last year.

SunLink reported net earnings of $263,000, or $0.03 per fully diluted share, for the quarter ended December 31, 2008, compared to a net loss of $33,000, or a loss of $0.00 per fully diluted share, for the comparable quarter a year ago. SunLink reported a net loss of $286,000, or a loss of $0.04 per fully diluted share, for the six months ended December 31, 2008 compared to net earnings of $360,000, or $0.05 per share, for the comparable period a year ago.

Consolidated net revenues from continuing operations for the quarter ended December 31, 2008 increased by 35.6% to $50,129,000 compared to $36,969,000 in the comparable period a year ago. SunLink’s Specialty Pharmacy segment, which began business when it acquired Carmichael’s Cashway Pharmacy, Inc. on April 22, 2008, added $13,699,000 of net revenue for the quarter ended December 31, 2008. The Healthcare Facilities segment net revenues in the current quarter of $36,430,000 compared to $36,969,000 for the comparable quarter a year ago. The second quarter’s results included $233,000 from state indigent care programs and positive prior year third-party payor settlements compared to $613,000 in the quarter ended December 31, 2007. Consolidated net revenues from continuing operations for the six months ended December 31, 2008 increased by 28.8% to $96,867,000 compared to $75,205,000 in the comparable period a year ago. The Specialty Pharmacy segment had $23,370,000 of net revenue for the six months ended December 31, 2008. The Healthcare Facilities segment net revenues in the six months ended December 31, 2008 of $73,497,000 compared to $75,205,000 for the comparable period a year ago.

The company’s operating profit from continuing operations for the quarter ended December 31, 2008 was $1,692,000, or 3.4% of net revenues, compared to an operating profit for the quarter ended December 31, 2007 of $489,000, or 1.3% of net revenues. Operating profit as a percentage of net revenues increased in the current year due to the operating profit added by the Specialty Pharmacy segment. Adjusted EBITDA at SunLink’s Healthcare Facilities

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segment (a non-GAAP measure of the liquidity of the company) in the second fiscal quarter decreased to $2,590,000 from $2,914,000 in the comparable quarter a year ago. Adjusted EBITDA for SunLink’s Specialty Pharmacy segment was $1,978,000. Operating profit from continued operations for the six months ended December 31, 2008 was $1,956,000, or 2.0% of net revenues, compared to $1,555,000, or 2.1% of net revenues, for the six-month period ended December 31, 2007.

Robert M. Thornton, Jr., SunLink’s chief executive officer, said “Our Specialty Pharmacy segment was a meaningful contributor this quarter, has been performing at our expectations and has complemented our objective to diversify our healthcare portfolio. We believe there are opportunities to expand our Specialty Pharmacy business, and we intend to continue to evaluate and, subject to price and the availability of financing, to pursue the acquisition of attractive, complementary Specialty Pharmacy businesses for our portfolio.”

“The second quarter’s Healthcare Facilities’ results continued to be negatively impacted by lower patient volume than last year and by higher costs; primarily salaries and benefits associated with employed physicians. We believe the costs we are incurring to employ selected physicians in some of our hospitals are solid investments in the future growth of these facilities.”

“Capital expenditures for the six months were $705,000 and were used primarily for Healthcare Facilities improvements and company-wide information technology upgrades. Our overall capital expenditures for fiscal year 2009 are expected to be about $2,000,000. This capital expenditure level is substantially lower than in fiscal 2008 and 2007, when we allocated more capital for significant upgrades to our healthcare facilities. Our lower capital expenditure level this year and the resulting cash flow should allow us more flexibility for debt repayment and potential acquisitions.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest and its specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will host a conference call on February 11, 2009 at 11:00 a.m. (EST) to discuss its quarterly results. To participate in the conference call, please dial 1-866-283-8246. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1330366 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of a company, and it is presented to assist analysts and investors in analyzing the ability of a company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by (used in) operations for the quarters ended December 31, 2008 and 2007, respectively, is shown below. Healthcare Facilities Adjusted EBITDA and Specialty Pharmacy Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead.

	Three Months ended December 31,
	2008	2007
Healthcare Facilities Adjusted EBITDA	$2,590,000	$2,914,000
Specialty Pharmacy Adjusted EBITDA	1,978,000	—
Corporate overhead costs	(1,176,000)	(1,147,000)
Taxes and interest expense	(1,442,000)	(380,000)
Other non-cash expenses and net changes in operating assets and liabilities	(1,808,000)	85,000

Net cash provided by (used in) operations	$142,000	$1,472,000

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2009 SECOND QUARTER RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Net Revenues	$50,129	$36,969	$96,867	$75,205
Costs and Expenses:
Cost of goods sold	9,231	—	15,295	—
Salaries, wages and benefits	19,511	17,589	39,601	35,414
Provision for bad debts	5,503	5,216	11,122	11,845
Supplies	3,387	3,745	7,113	7,525
Purchased services	2,870	2,472	5,922	5,023
Other operating expenses	5,460	5,425	10,894	9,856
Rents and leases	776	755	1,560	1,485
Depreciation and amortization	1,699	1,278	3,404	2,502

Operating Profit	1,692	489	1,956	1,555
Gain on sales of assets	180	—	180	—
Interest Expense	(1,272)	(436)	(2,526)	(846)
Interest Income	10	28	17	33

Earnings (Loss) from Continuing Operations before Income Taxes	610	81	(373)	742
Income Tax Expense (Benefit)	244	30	(251)	248

Earnings (Loss) from Continuing Operations	366	51	(122)	494
Loss from Discontinued Operations, net of income taxes	(103)	(84)	(164)	(134)

Net Earnings (Loss)	$263	$(33)	$(286)	$360

Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.05	$0.01	$(0.02)	$0.07

Diluted	$0.05	$0.01	$(0.02)	$0.06

Loss Per Share from Discontinued Operations:
Basic	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Net Earnings (Loss) Per Share:
Basic	$0.03	$(0.00)	$(0.04)	$0.05

Diluted	$0.03	$(0.00)	$(0.04)	$0.05

Weighted Average Common Shares Outstanding:
Basic	7,990	7,515	7,963	7,514

Diluted	8,001	7,789	7,963	7,789

SUMMARY BALANCE SHEETS

	December 31, 2008	June 30, 2008
ASSETS
Cash and Cash Equivalents	$1,122	$1,716
Other Current Assets	34,862	33,456
Property Plant and Equipment, net	48,630	51,220
Long-term Assets	24,585	25,232

	$109,199	$111,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$27,321	$27,069
Long-term Debt and Other Noncurrent Liabilities	41,332	44,311
Shareholders’ Equity	40,546	40,244

	$109,199	$111,624